Exhibit 4.3

FORM OF COMMON STOCK WARRANT

This warrant and the securities issuable upon the exercise of this warrant have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities law, and may not be offered, sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in the absence of an effective registration statement under the Act, and such registration or qualification as may be necessary under the securities laws of any state, or an opinion of counsel satisfactory to the Company that such registration or qualification is not required.

PAETEC HOLDING CORP.

COMMON STOCK PURCHASE WARRANT

Warrant No. [-]

Dated as of [to come], 2007

1.	Grant. For value received, PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants to , or his, her, or its registered assigns or transferees (the “Holder”), at the Exercise Price set forth in Section 3 below, the right to purchase shares of Common Stock (the “Warrant Shares”), subject to adjustment from time to time as hereinafter set forth. This Warrant is issued in exchange for a warrant issued by US LEC Corp. under a Note Purchase Agreement, dated as of December 31, 2002, by and among US LEC Corp. and the Investors listed on the signature page thereof (the “Purchase Agreement”). Capitalized terms used herein, but not elsewhere defined herein, have the meanings set forth in the Purchase Agreement.

2.	Exercise Period. The right to exercise this Warrant, in whole or in part, begins on the date hereof. The right to exercise this Warrant expires on September 30, 2009 (the “Expiration Date”).

3.	Exercise Price. The exercise price per share of this Warrant is equal to $[1.90][1][2.06][2], subject to adjustment from time to time as hereinafter set forth (the “Exercise Price”).

[1]	Price to be used for warrants held by warrantholders other than Messrs. Aab and Ganatra.

[2]	Price to be used for warrants held by Messrs. Aab and Ganatra.

4.	Anti-Dilution Adjustments.

(a)	Adjustment for Changes in Common Stock. If the Company pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, subdivides its outstanding shares of Common Stock into a greater number of shares, combines its outstanding shares of Common Stock into a smaller number of shares, or issues by reclassification of its Common Stock any other shares of capital stock (each, an “Adjustment Event”), the number of Warrant Shares issuable hereunder immediately prior to such action shall be proportionately adjusted so that the Holder will receive upon exercise, the aggregate number and kind of shares of capital stock of the Company which the Holder would have owned immediately following such action if the Holder had exercised this Warrant immediately prior to such Adjustment Event, and the Exercise Price in effect hereunder immediately prior to such action shall be proportionately adjusted so that the Holder shall pay upon exercise, the aggregate amount which the Holder would have paid if the Holder had exercised this Warrant immediately prior to such Adjustment Event. The adjustment shall become effective immediately upon the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)	Capital Reorganizations. If there shall be any consolidation or merger to which the Company is a party, other than a consolidation or a merger of which the Company is the continuing or surviving corporation and which does not result in any reclassification of, or change (other than an Adjustment Event) in, outstanding shares of Common Stock, or any sale or conveyance of all or substantially all of the property of the Company, or any recapitalization of the Company (any such event being called a “Capital Reorganization”), then, effective upon the effective date of such Capital Reorganization, the Holder shall no longer have the right to purchase Common Stock, but shall have instead the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive pursuant to such Capital Reorganization if this Warrant had been exercised immediately prior to the effective date of such Capital Reorganization. As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder an agreement as to the Holder’s rights in accordance with this Section 4(b), providing, to the extent of any right to purchase equity securities hereunder, for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(b) shall similarly apply to successive Capital Reorganizations.

(c)	Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein occurs. If the Company takes a record of the holders of its Common Stock for any purpose referred to in this Section 4, then (i) such record date shall be deemed to be the effective date of any adjustment required pursuant to this Section 4 and (ii) if the Company shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Section 4 in respect of such action.

(d)	Notice of Adjustment. Not less than 10 nor more than 30 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to Section 4, the Company shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, the Company shall give notice to the Holder of such adjustment and computation promptly after such adjustment becomes determinable.

(e)	No Fractional Shares Required to be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon final exercise of this Warrant, in lieu of such fractional share, the Company shall pay to the Holder in cash an amount equal to the same fraction of the Market Value (as defined in Section 8) per share of outstanding Common Stock immediately prior to the date of such exercise.

5.	Reservation of Common Stock. The Company will reserve and keep available for issuance and delivery upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Company as will be sufficient to permit the exercise in full of this Warrant. Upon issuance, each of the Warrant Shares will be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than restrictions imposed by applicable securities laws) and free and clear of all preemptive rights.

6.	No Voting Rights; Limitations of Liability. Prior to exercise, this Warrant shall not entitle the Holder to (a) any voting rights or (b) other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price.

7.	Exercise Procedure.

(a)	To exercise this Warrant, the Holder must deliver to the principal office of the Company (prior to the Expiration Date) this Warrant, the Election to Purchase substantially in the form of Exhibit A attached hereto, and the Exercise Price. The Holder may deliver the Exercise Price by any of the following methods, at the Holder’s option: (i) in legal tender, (ii) by bank cashier’s or certified check, (iii) by wire transfer to an account designated by the Company, or (iv) in accordance with Section 8. Upon exercise, the Company, at its sole expense, will issue and deliver to Holder, within 10 days after the date on which the Holder exercises this Warrant, certificates for the Warrant Shares purchased hereunder. The Warrant Shares shall be deemed issued, and the Holder deemed the holder of record of such Warrant Shares, as of the opening of business on the date on which the Holder exercises this Warrant.

(b)	In the event this Warrant is partially exercised, the Company shall forthwith issue and deliver to the Holder a new Warrant of like tenor to purchase that number of shares with respect to which such partial exercise did not apply.

(c)	The Company shall pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

8.	Cashless Exercise.

(a)	Use of Warrant Shares to Pay Exercise Price. In lieu of paying the applicable Exercise Price by legal tender, check or wire transfer, the Holder may elect to receive, upon exercise of this Warrant, that number of Warrant Shares equal to the quotient obtained by dividing:

[(A-B)(X)] by (A), where:

A = the Market Value (as defined below) of a share of Common Stock on the date of exercise;

B = the Exercise Price for a share of Common Stock;

X = the number of Warrant Shares (equal to or less than the number of Warrant Shares then issuable hereunder) as to which this Warrant is being exercised.

(b)	Market Value. For purposes of this Section 8, the Market Value of a share of Common Stock means:

(i)	if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The NASDAQ Stock Market LLC — the average of the last reported sale price of the Common Stock for the five consecutive trading days immediately prior to the date of exercise of this Warrant (or the average closing bid and asked prices for each such day if no such sale is made on such day);

(ii)	if clause (i) does not apply, and if the prices are reported by the OTC Bulletin Board Service — the average of the means of the last reported bid and asked prices reported for the five consecutive trading days immediately prior to the date of exercise of this Warrant; and

(iii)	in all other cases, the per share value as determined by the Company’s Board of Directors in good faith.

9.	Sale of Warrant or Warrant Shares. Neither the sale of this Warrant nor the issuance of any of the Warrant Shares upon exercise of this Warrant has been registered under the Act or under the securities laws of any state. The issuance of the Warrant Shares upon exercise of this Warrant shall comply with all applicable federal and state securities laws. Neither this Warrant nor any of the Warrant Shares (when issued) may be sold, assigned, transferred, pledged or hypothecated or otherwise disposed of except as permitted: (i) by any effective registration statement under the Act and by registration or qualification under applicable state securities laws or (ii) by an opinion of counsel reasonably satisfactory to the Company stating that such registration under the Act and registration or qualification under applicable state securities laws is not required. Until the Warrant Shares have been registered under the Act and registered and qualified under applicable state securities laws, the Company shall cause each certificate evidencing any Warrant Shares to bear the following legend:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state. The shares may not be offered, sold, assigned, transferred, pledged or hypothecated or otherwise disposed of in the absence of an effective registration statement under the Act and such registration or qualification as may be necessary under the securities laws of any state or an opinion of counsel reasonably satisfactory to the Company that such registration or qualification is not required.

10.	Transfer. The Company will register this Warrant on its books and keep such books at its offices. To effect a transfer, the Holder must present (either in person or by duly authorized attorney) this Warrant and written notice substantially in the form of Exhibit B attached hereto. To prevent a transfer in violation of Section 9, the Company may issue appropriate stop orders to its transfer agent.

11.	Replacement of Warrant. If the Holder provides evidence that this Warrant or any certificate or certificates representing the Warrant Shares have been lost, stolen, destroyed or mutilated, the Company (at the request and expense of the Holder) will issue a replacement Warrant or certificates upon reasonably satisfactory indemnification of the Company by the Holder.

12.	Registration Rights Agreement. The Holder shall have certain rights in regard to the Warrant Shares issued or issuable hereunder as set forth in a Registration Rights Agreement, as amended, by and among US LEC Corp., the Holder and the other Investors listed on the signature page of the Purchase Agreement or in any registration rights agreement executed by the Holder that supersedes such agreement.

13.	Governing Law. The laws of the State of Delaware (other than its conflict of law rules) govern this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its [TITLE], as of the date first written above.

PAETEC Holding Corp. a Delaware corporation

By:
[Name] [Title]

Principal Office:

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York 14450

EXHIBIT A

IRREVOCABLE ELECTION TO PURCHASE

To:	PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

The undersigned hereby irrevocably elects to exercise the Holder’s right under the attached Warrant to purchase                  shares of the Common Stock at an Exercise Price of $                     per share. The certificates for such shares shall be issued in the name of:

(Name)

(Address)

(Taxpayer Number)

and delivered to:

(Name)

(Address)

☐ CASH PAYMENT EXERCISE: The aggregate Exercise Price of $             is enclosed.

or

☐ CASHLESS EXERCISE: In lieu of payment of the aggregate Exercise Price hereof, the attached Warrant is being exercised in accordance with Section 8 of the attached Warrant.

Date:

Signed:
(Name of Holder, Please Print)

(Address)

(Signature)

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto:

(Name)

(Address)

the attached Warrant, together with all right, title and interest therein to purchase shares of the Common Stock and does hereby irrevocably appoint                                                   as attorney-in-fact to transfer said Warrant on the books of PAETEC Holding Corp., with full power of substitution in the premises.

Done this          day of                      20    .

(Signature)

(Name and title)

(Address)

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